EXHIBIT 99.2




FOR IMMEDIATE RELEASE

NEWS RELEASE
Triad Guaranty Inc.
Nasdaq Symbol: TGIC
www.triadguaranty.com

Contact: William T. Ratliff, III
         Chairman
         800-366-1010
         wtr3@NewSouthFederal.com


                        TRIAD GUARANTY PRESIDENT AND CEO
                            DARRYL THOMPSON TO RETIRE

WINSTON-SALEM, NC, April 27, 2005--Triad Guaranty Inc. (Nasdaq: TGIC) reported today that Darryl W. Thompson has announced plans to retire as President and Chief Executive Officer of the Company within the next year. Mr. Thompson stated that he wanted to provide sufficient notice to the Board to allow it to complete its senior management transition plan, which was begun some time ago. He added that the Company has a strong executive team in place, particularly with the promotion of Ron Kessinger to Chief Operating Officer and Ken Lard to Executive Vice President of Sales and Operations, as well as the recent hiring of Eric Dana as Chief Financial Officer.

William T. Ratliff, III, Chairman of the Board, commented: "Triad's Board of Directors is deeply grateful for Darryl Thompson's leadership of the Company from its inception through nearly two decades of growth to become the strong publicly-held mortgage insurance company that it is today. We now appreciate the opportunity provided by the advance notice of Darryl's retirement plans to complete our selection of the leadership team that will take the Company forward to new levels of success."


Triad Guaranty Inc.'s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer providing mortgage insurance (MI) to residential mortgage lenders. Private MI makes homeownership available to buyers with equity of less than 20%, facilitates the sale of mortgage loans in the secondary market and protects lenders from default-related expenses. For more information, please visit the Company's web site at http://www.triadguaranty.com.


                                       ###